HLA Typing Service Agreement

between

HistoGenetics, LLC., 300 Executive Blvd., Ossining, NY 10562, USA (“HistoGenetics”),

and BriaCell Therapeutics Corp, 820 Heinz Avenue, Berkeley, CA 94710 (“BriaCell”).

HistoGenetics is an independent private company that specializes in HLA typing by DNA sequencing (SBT).

Subject of the Agreement

Performance of HLA high-resolution typing using NGS for Briacell by HistoGenetics

1.	Sample Delivery and Duration

l.1.	BriaCell will ship to HistoGenetics time to time samples for HLA-A, -B, -C, -DRB1, - DRB345, -DQAl, -DQBl, -DPAl and DPBl typing by NGS (Next Generation Sequencing).

1.2.	HistoGenetics is strongly committed and recognized as a laboratory with a high quality level. Therefore HistoGenetics will be accredited at ASHI for HLA typing and PCR-SBT. HistoGenetics will inform BriaCell immediately if the ASHI accreditation of HistoGenetics has expired.

1.3.	Tum-around time is 18 days.

2.	Quality Specifications

2.1.	Typing resolution: HLA-A, -B, -C, -DRBl, -DRB345, -DQA l, -DQBl, -DPAl and DPB1 8x High Resolution typing by PacBio SMRT sequencing. Illumina technology may be use for confirmation of Homozygous typing.

2.2.	Typing methodology and resolution is 8x high resolution by NGS including whole gene for class I and exon 2 to 3’UTR for class IL All fields are resolved without NMDP codes.

2.3.	HistoGenetics will update the HLA database that is used to analyze the results yearly but when a new variant is found it will compare it to the latest database.

2.4.	Upon request HistoGenetics will provide the raw data to BriaCell at no charge. The raw data will be provided as text string in XML-format according to the NMDP standard. Raw data for additional or non NGS typings can be submitted in different formats, if these are previously agreed on by HistoGenetics and BriaCell.

ML 03 June 2019 1

3.	Sample Volume and Pricing

3.1.	Pricing is based on about 50-100 samples per 24 months. The cost of HLA-A, -B, -C, -DRBl, -DRB345, -DQA I, -DQBl, -DPAl and DPBl 8x high resolution typing by NGS is $250/sample.

3.2.	HistoGenetics shall invoice all completed work performed on a monthly basis. Payment terms is net 30 days from the invoice date.

4.	Term and Termination

4.1.	This Agreement is entered into effective, as of June 1st, 2019 for a two year period.

4.2.	The right to terminate this Agreement for good cause upon written notice with immediate effect shall remain unaffected. This Agreement may be terminated in the event of but not limited to

4.2.1	by Briacell in the event of the suspension or revocation of the ASHI accreditation of HistoGenetics.

4.2.2	by either party upon insolvency or bankruptcy of the other party.

5.	Miscellaneous

5.1.	HistoGenetics stores material for 3 months. The samples will be destroyed after that period unless instructed otherwise by the Briacell.

5.2.	Orders and electronic result reporting are processed as currently agreed upon.

5.3.	If processes need to be altered both parties will collaborate to implement necessary changes.

5.4.	HistoGenetics will therefore inform Briacell in advance of any planned major change in the legal structure of HistoGenetics and especially in the structure of the top management.

5.5.	HistoGenetics will report new alleles of BriaCell donors to the WHO nomenclature committee. HistoGenetics will also provide BriaCell with all information that are necessary for scientific analysis of new alleles. Respective results will be jointly published by BriaCell and HistoGenetics.

5.6.	This Agreement shall be governed by and construed in accordance with the laws of the New York State, without giving effect to its choice of law principles.

5.7.	Exclusive court of jurisdiction is New York Westchester county.

ML 03 June 2019 2

Briacell	HistoGenetics LLC.

03 June 2019
Date, Signature	Date, Signature

3